Stock Building Supply Announces 2013 Fourth Quarter and Full Year Results
Fourth Quarter 2013 Net Income of $3.0 million and Adjusted EBITDA of $9.6 million

Raleigh, NC - February 25, 2014 - Stock Building Supply Holdings, Inc. (Nasdaq: STCK), a large, diversified lumber and building materials distributor and solutions provider that sells primarily to new construction and remodeling contractors, today reported its financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights

•	Net sales of $305.2 million, up 21.0%, compared to $252.1 million for the fourth quarter of 2012

•	Operating income of $5.1 million, compared to operating loss of $5.2 million for the fourth quarter of 2012

•	Net income of $3.0 million, compared to a net loss of $3.8 million for the fourth quarter of 2012

•	Adjusted EBITDA of $9.6 million, compared to $3.1 million for the fourth quarter of 2012

Full Year 2013 Financial Highlights

•	Net sales of $1,197.0 million, up 27.0%, compared to $942.4 million for full year 2012

•	Net loss of $4.6 million, including $10.0 million of initial public offering ("IPO") transaction-related costs, compared to net loss of $14.5 million for full year 2012

•	Adjusted EBITDA of $27.8 million, compared to $2.0 million for full year 2012

Commenting on the Company’s results, Jeff Rea, Chief Executive Officer of Stock Building Supply, stated, “During the fourth quarter of 2013, the U.S. housing industry continued its recovery and our business delivered strong revenue growth and profit improvement. Over the course of 2013, our net sales to single-family homebuilders grew nearly 31% and our net sales to remodeling contractors increased over 18%. This revenue growth, which outpaced the underlying increase in US single-family housing starts of 15.5%, as reported by the US Census Bureau, enabled us to expand our operating profit margins and accelerate investments in our business.”

Commenting on the fourth quarter and full year results, Jim Major, Executive Vice President and Chief Financial Officer, stated, “During the past year, we continued to implement our productivity initiatives in order to achieve margin improvements from our net sales growth and operating cost structure. These initiatives contributed to a reduction in our selling, general and administrative expenses as a percentage of net sales to 21.3% for full year 2013, compared to 23.5% in 2012. We also increased our gross profit as a percentage of net sales to 22.9% for full year 2013 as compared to 22.8% in 2012 and achieved sequential improvements in our gross margin percentage during each of the last three quarters of 2013.”

Mr. Major added, “In February 2014, we increased the size of our secured revolving credit facility from $150.0 million to $200.0 million and extended the maturity to December 31, 2017. We believe this amendment will further enhance our ability to capitalize on future growth and productivity opportunities and maintain an attractive overall cost of capital.”

Fourth Quarter 2013 Financial Results Compared to Prior Year Period
Net sales for the fourth quarter of 2013 totaled $305.2 million, up $53.1 million, or 21.0%, compared to $252.1 million in the fourth quarter of 2012. The Company estimates net sales increased 18.7% related to increased volume and 2.3% due to increased selling prices. The increase in sales volume was primarily driven by increased single-family housing starts and increased demand arising from higher remodeling activity.

Gross profit in the fourth quarter of 2013 was $73.7 million, up $16.0 million, or 27.7%, compared to $57.7 million in the fourth quarter of 2012, primarily as a result of increased sales volume. The gross margin percentage for the fourth quarter of 2013 increased 130 basis points to 24.2% from 22.9% in the fourth quarter of 2012, primarily as a result of structural components and windows and other exterior products representing a higher percentage of total net sales, improved gross margins on sales of lumber and lumber sheet goods and increased consideration from suppliers due to higher purchase volume.

Selling, general and administrative expenses during the fourth quarter of 2013 were $66.5 million, up $8.9 million, or 15.4%, from $57.6 million in the fourth quarter of 2012. This increase was primarily driven by variable costs to serve higher sales volume, such as sales commissions, shipping and handling costs and other variable compensation, which increased by $4.6 million. Other salary, wage, benefit and taxation costs increased $3.8 million, primarily as a result of headcount additions to serve increased sales volume and sales opportunities arising from the improved residential construction market.

Operating income in the fourth quarter of 2013 was $5.1 million, compared to an operating loss of $5.2 million in the fourth quarter of 2012. Net income during the quarter totaled $3.0 million, or $0.11 per diluted share, compared to a net loss of $3.8 million, or ($0.36) per diluted share, in the fourth quarter of 2012.

Adjusted EBITDA in the fourth quarter of 2013 totaled $9.6 million, up $6.5 million, compared to $3.1 million in the fourth quarter of 2012. Adjusted income from continuing operations for the fourth quarter of 2013 increased $4.1 million to $3.6 million, compared to an adjusted net loss from continuing operations of $0.5 million in the fourth quarter of 2012. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Full Year 2013 Financial Results Compared to Full Year 2012
Net sales for 2013 totaled $1,197.0 million, up $254.6 million, or 27.0%, compared to $942.4 million in 2012. The Company estimates net sales increased 19.6% related to increased volume and 7.4% due to increased selling prices. The increase in sales volume was primarily driven by increased single-family housing starts and increased demand arising from higher remodeling activity.

Gross profit in 2013 was $274.4 million, up $59.7 million, or 27.8%, compared to $214.7 million in 2012, primarily as a result of increased sales volume. The gross margin percentage increased 10 basis points to 22.9% from 22.8%.

Selling, general and administrative expenses for 2013 were $254.9 million, up $33.7 million, or 15.3%, from $221.2 in 2012. This increase was primarily driven by variable costs to serve higher sales volume, such as sales commissions, shipping and handling costs and other variable compensation, which increased by $18.9 million. Other salary, wage, benefit and taxation costs increased $10.3 million, primarily as a result of headcount additions to serve increased sales volume and sales opportunities arising from the improved residential construction market.

Operating income for 2013 was $0.8 million compared to an operating loss of $18.9 million in 2012. Net loss for 2013 was $4.6 million, or ($0.36) per diluted share, compared to a net loss of $14.5 million, or ($1.83) per diluted share, in 2012. During 2013, the Company's operating income and net loss were impacted by $10.0 million of IPO transaction-related costs, which included a $9.0 million fee for terminating our management services agreement with The Gores Group, LLC.

Adjusted EBITDA in 2013 totaled $27.8 million, up $25.8 million, compared to $2.0 million in 2012. Adjusted income from continuing operations in 2013 increased $16.3 million to $7.4 million, compared to an adjusted loss from continuing operations of $8.9 million in 2012. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Liquidity and Capital Resources
Total liquidity as of December 31, 2013 was approximately $72.1 million, which includes cash and cash equivalents of $1.1 million and $71.0 million of borrowing availability under our existing revolver.

Capital expenditures during the fourth quarter and full year 2013 totaled $4.9 million and $7.4 million, respectively, primarily to fund purchases of delivery fleet and material handling equipment.

Outlook
“While we are pleased with the progress our business made over the past year, we see many opportunities to expand and enhance our capabilities to serve our customers,” added Mr. Rea. “As we look ahead to 2014, we are encouraged by macro-economic trends that generally support growth in residential new construction and remodeling activity. While many of our customers and local operations have been impacted by adverse weather events quarter-to-date, as we look ahead to the balance of 2014, we remain optimistic. Additionally, we intend to accelerate investment in our core product and service capabilities in order to capture the growth opportunities that will be available to us as the housing recovery continues.”

Conference Call
Stock Building Supply will host a conference call on Tuesday, February 25, 2014 at 8:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13575802. The telephonic replay will be available until 11:59 pm (Eastern Time) on March 4, 2014. The live webcast and archived replay can also be accessed on the Company's investor relations website at ir.stocksupply.com. The online archive of the webcast will be available for approximately 90 days.

About Stock Building Supply
Stock Building Supply operates in 21 metropolitan areas in 14 states primarily in the South and West regions of the United States (as defined by the U.S. Census Bureau). Today, we serve our customers from 69 strategically located facilities. We offer approximately 39,000 stock keeping units, as well as a broad range of customized products, including lumber and lumber sheet goods, millwork, doors, flooring, windows, structural components, engineered wood products, trusses, wall panels and other exterior products. Our customer base includes production homebuilders, custom homebuilders and remodeling contractors.

Non-GAAP Financial Measures
This press release presents Adjusted EBITDA and Adjusted income (loss) from continuing operations, which are non-GAAP financial measures within the meaning of applicable Securities and Exchange Commission rules and regulations. For a reconciliation of Adjusted EBITDA and Adjusted income (loss) from continuing operations under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.”

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These risks include, but are not limited to, the following: (i) the state of the homebuilding industry and repair and remodeling activity; (ii) seasonality and cyclicality of the building products supply and services industry; (iii) competitive industry pressures and competitive pricing pressure from our customers; (iv) inflation or deflation of commodity prices; (v) litigation or claims relating to our products and services; (vi) our ability to maintain profitability; (vii) our ability to attract and retain key employees and (viii) product shortages and relationships with key suppliers. Further information regarding factors that could impact our financial and other results can be found in the Risk Factors section of our Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2013, and subsequent filings with the SEC. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect our actual performance and results and could cause actual results to differ materially from those expressed in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
Stock Building Supply Holdings, Inc.
Mark Necaise
(919) 431-1021
or
Solebury Communications Group LLC
Richard Zubek
(919) 431-1133

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
(in thousands of dollars, except share and per share amounts)
Net sales	$305,190	$252,134	$1,197,037	$942,398
Cost of goods sold	231,468	194,407	922,634	727,670
Gross profit	73,722	57,727	274,403	214,728
Selling, general and administrative expenses	66,477	57,625	254,935	221,192
Depreciation expense	1,174	1,857	5,890	7,759
Amortization expense	564	377	2,236	1,470
Impairment of assets held for sale	432	361	432	361
IPO transaction-related costs	—	—	10,008	—
Restructuring expense	11	2,687	141	2,853
	68,658	62,907	273,642	233,635
Income (loss) from operations	5,064	(5,180)	761	(18,907)
Other income (expense), net
Interest expense	(643)	(967)	(3,793)	(4,037)
Other income, net	274	242	870	278
Income (loss) from continuing operations before income taxes	4,695	(5,905)	(2,162)	(22,666)
Income tax benefit (expense)	(1,798)	2,134	(2,874)	8,084
Income (loss) from continuing operations	2,897	(3,771)	(5,036)	(14,582)
Income from discontinued operations, net of tax expense of $6, $27, $243 and $52, respectively	60	1	401	49
Net income (loss)	2,957	(3,770)	(4,635)	(14,533)
Redeemable Class B Senior Preferred stock deemed dividend	—	(1,114)	(1,836)	(4,480)
Accretion of beneficial conversion feature on Convertible Class C Preferred stock	—	—	—	(5,000)
Income (loss) attributable to common stockholders	$2,957	$(4,884)	$(6,471)	$(24,013)
Weighted average common shares outstanding
Basic	25,586,462	13,440,380	18,205,892	13,153,446
Diluted	26,194,684	13,440,380	18,205,892	13,153,446

Basic income (loss) per share
Income (loss) from continuing operations	$0.12	$(0.36)	$(0.38)	$(1.83)
Income from discontinued operations	—	—	0.02	—
Basic net income (loss) per share	$0.12	$(0.36)	$(0.36)	$(1.83)

Diluted income (loss) per share
Income (loss) from continuing operations	$0.11	$(0.36)	$(0.38)	$(1.83)
Income from discontinued operations	—	—	0.02	—
Diluted net income (loss) per share	$0.11	$(0.36)	$(0.36)	$(1.83)

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2013	December 31, 2012
(in thousands of dollars, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$1,138	$2,691
Restricted assets	460	3,821
Accounts receivable, net	111,285	90,297
Inventories, net	91,303	73,918
Costs in excess of billings on uncompleted contracts	7,921	5,176
Assets held for sale	2,363	6,198
Prepaid expenses and other current assets	9,332	8,682
Deferred income taxes	3,332	3,562
Total current assets	227,134	194,345
Property and equipment, net of accumulated depreciation	56,039	55,076
Intangible assets, net of accumulated amortization	24,789	25,865
Goodwill	7,186	6,511
Restricted assets	1,359	2,202
Other assets	2,033	2,013
Total assets	$318,540	$286,012
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$64,984	$74,231
Accrued expenses and other liabilities	30,528	25,277
Revolving line of credit	—	72,218
Income taxes payable	2,989	2,939
Current portion of restructuring reserve	1,594	1,513
Current portion of capital lease obligation	1,240	1,329
Billings in excess of costs on uncompleted contracts	1,599	1,239
Total current liabilities	102,934	178,746
Revolving line of credit	59,072	—
Long-term portion of capital lease obligation	6,011	5,635
Deferred income taxes	15,496	16,983
Other long-term liabilities	7,346	9,007
Total liabilities	190,859	210,371
Commitments and contingencies
Redeemable Class A Junior Preferred stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2013, 10,000 shares authorized and issued, 5,100 shares outstanding at December 31, 2012	—	—
Redeemable Class B Senior Preferred stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2013, 500,000 shares authorized, 75,000 shares issued, 36,388 shares outstanding at December 31, 2012	—	36,477
Convertible Class C Preferred stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2013, 5,000 shares authorized, issued and outstanding at December 31, 2012	—	5,000
Stockholders' equity
Class A common stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2013, 22,725,500 shares authorized and issued, 11,590,005 shares outstanding at December 31, 2012	—	116
Class B common stock, $0.01 par value, no shares authorized, issued and outstanding at December 31, 2013, 3,246,500 shares authorized, 2,870,712 shares issued and outstanding at December 31, 2012	—	29
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding at December 31, 2013, no shares authorized, issued and outstanding at December 31, 2012	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 26,112,007 shares issued and outstanding at December 31, 2013, no shares authorized, issued and outstanding at December 31, 2012	261	—
Additional paid-in capital	144,570	46,534
Retained deficit	(17,150)	(12,515)
Total stockholders' equity	127,681	34,164
Total liabilities and stockholders' equity	$318,540	$286,012

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year ended December 31,
	2013	2012
(in thousands of dollars)
Cash flows from operating activities
Net loss	$(4,635)	$(14,533)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	9,827	10,299
Amortization of intangible assets	2,236	1,470
Amortization of debt issuance costs	596	902
Deferred income taxes	(1,257)	(3,633)
Noncash stock compensation expense	1,049	1,305
Impairment of assets held for sale	432	481
(Loss) gain on sale of property, equipment and real estate	(60)	169
Gain on reduction of earnout liability	(195)	—
Bad debt expense	1,051	2,333
Change in assets and liabilities
Accounts receivable	(21,008)	(27,026)
Inventories, net	(16,858)	(22,712)
Costs in excess of billings on uncompleted contracts	(2,745)	(1,288)
Prepaid expenses and other current assets	(650)	(784)
Current income taxes receivable/payable	50	12,110
Other assets	(13)	2,314
Accounts payable	(10,795)	24,821
Accrued expenses and other liabilities	3,736	1,798
Restructuring reserve	(1,522)	1,125
Billings in excess of costs on uncompleted contracts	360	131
Other long-term liabilities	137	(1,525)
Net cash used in operating activities	(40,264)	(12,243)
Cash flows from investing activities
Change in restricted assets	4,204	3,069
Purchase of business	(2,373)	(5,732)
Loan to seller of Total Building Services Group, LLC	—	(850)
Proceeds from sale of property, equipment and real estate	3,754	1,393
Purchases of property and equipment	(7,448)	(2,741)
Net cash used in investing activities	(1,863)	(4,861)
Cash flows from financing activities
Proceeds from revolving line of credit	1,301,290	1,042,850
Repayments of proceeds from revolving line of credit	(1,314,436)	(1,004,482)
Redemption of Class B Preferred stock	—	(12,372)
Proceeds from issuance of common stock, net of offering costs	55,225	—
Loans from related parties	401	11
Sale of Class B Preferred stock	—	328
Dividends paid on Class B Preferred stock	—	(10,628)
Payments of debt issuance costs	(298)	(555)
Payments on capital leases	(1,610)	(1,311)
Secured borrowings	2	997
Net cash provided by financing activities	40,574	14,838
Net (decrease) increase in cash and cash equivalents	(1,553)	(2,266)
Cash and cash equivalents
Beginning of period	2,691	4,957
End of period	$1,138	$2,691

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended December 31, 2013		Three months ended December 31, 2012
(in thousands of dollars)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$40,608	13.3%	$28,935	11.5%	40.3%
Millwork & other interior products	57,979	19.0%	47,634	18.9%	21.7%
Lumber & lumber sheet goods	98,641	32.3%	93,231	37.0%	5.8%
Windows & other exterior products	67,649	22.2%	52,114	20.7%	29.8%
Other building products & services	40,313	13.2%	30,220	11.9%	33.4%
Total net sales	$305,190	100.0%	$252,134	100.0%	21.0%

	Year ended December 31, 2013		Year ended December 31, 2012
(in thousands of dollars)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$157,975	13.2%	$106,745	11.3%	48.0%
Millwork & other interior products	219,191	18.3%	178,449	18.9%	22.8%
Lumber & lumber sheet goods	428,384	35.8%	333,952	35.5%	28.3%
Windows & other exterior products	249,711	20.9%	202,532	21.5%	23.3%
Other building products & services	141,776	11.8%	120,720	12.8%	17.4%
Total net sales	$1,197,037	100.0%	$942,398	100.0%	27.0%

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus impairment of assets held for sale, IPO transaction-related costs, restructuring expense, discontinued operations, net of taxes, management fees, non-cash compensation expense, acquisition costs, severance and other expense related to store closures and business optimization, other expense related to reduction of a tax indemnification asset and other items. Adjusted income (loss) from continuing operations is defined as net income as adjusted for the same items deducted from EBITDA in calculating Adjusted EBITDA, and after tax effecting those items. EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations are intended as supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We believe that EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Our management uses EBITDA and Adjusted EBITDA to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. EBITDA and Adjusted EBITDA are used in monthly financial reports prepared for management and our board of directors. We believe that the use of EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, our calculation of EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations are not necessarily comparable to similarly titled measures reported by other companies. Our management does not consider EBITDA, Adjusted EBITDA or Adjusted income (loss) from continuing operations in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of EBITDA, Adjusted EBITDA and Adjusted income (loss) from operations is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect changes in, or cash requirements for, our working capital needs; (ii) EBITDA and Adjusted EBITDA do not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt; (iii) EBITDA and Adjusted EBITDA do not reflect our income tax expenses or the cash requirements to pay our taxes; (iv) EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments and (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations do not reflect any cash requirements for such replacements. In order to compensate for these limitations, management presents EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations in conjunction with GAAP results. You should review the reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted income (loss) from continuing operations below, and should not rely on any single financial measure to evaluate our business.

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

	Three months ended December 31,		Year ended December 31,
(in thousands of dollars)	2013	2012	2013	2012
Net income (loss)	$2,957	$(3,770)	$(4,635)	$(14,533)
Interest expense	643	967	3,793	4,037
Income tax expense (benefit)	1,798	(2,134)	2,874	(8,084)
Depreciation and amortization	3,002	2,879	12,060	11,718
EBITDA	$8,400	$(2,058)	$14,092	$(6,862)
Impairment of assets held for sale (a)	432	361	432	361
IPO transaction-related costs (b)	—	—	10,008	—
Restructuring expense	11	2,687	141	2,853
Discontinued operations, net of taxes	(60)	(1)	(401)	(49)
Management fees (c)	102	282	1,307	1,379
Non-cash compensation expense	476	236	1,049	1,305
Acquisition costs (d)	—	238	257	284
Severance and other expense related to store closures and business optimization (e)	392	1,340	1,113	2,375
Reduction of tax indemnification asset (f)	—	—	—	347
Other items (g)	(195)	—	(195)	—
Adjusted EBITDA	$9,558	$3,085	$27,803	$1,993

STOCK BUILDING SUPPLY HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net income (loss) to Adjusted income (loss) from continuing operations.

	Three months ended December 31,		Year ended December 31,
(in thousands of dollars)	2013	2012	2013	2012
Net income (loss)	$2,957	$(3,770)	$(4,635)	$(14,533)
Impairment of assets held for sale (a)	432	361	432	361
IPO transaction-related costs (b)	—	—	10,008	—
Restructuring expense	11	2,687	141	2,853
Discontinued operations, net of taxes	(60)	(1)	(401)	(49)
Management fees (c)	102	282	1,307	1,379
Non-cash compensation expense	476	236	1,049	1,305
Acquisition costs (d)	—	238	257	284
Severance and other expense related to store closures and business optimization (e)	392	1,340	1,113	2,375
Reduction of tax indemnification asset (f)	—	—	—	347
Other items (g)	(195)	—	(195)	—
Tax effect of adjustments to continuing operations (h)	(472)	(1,860)	(1,690)	(3,183)
Adjusted income (loss) from continuing operations	$3,643	$(487)	$7,386	$(8,861)

(a)	Impairment of assets held for sale represents the write down of such assets to the lower of depreciated cost or estimated fair value less expected disposition costs.
(b)	Represents a $9.0 million fee for terminating our management services agreement with Gores and $1.0 million of other IPO transaction-related costs for the year ended December 31, 2013.
(c)	Represents the expense for management services provided by Gores through August 2013 and professional services provided by an affiliate of Gores.
(d)
Represents acquisition costs related to the acquisitions of Total Building Services Group, LLC ("TBSG") and Chesapeake Structural Systems, Inc., Creative Wood Products, LLC and Chestruc, LLC (collectively “Chesapeake”).

(e)
Represents (i) $0.0 million, $0.2 million, $0.2 million and $0.5 million of severance expense for the three months ended December 31, 2013 and 2012 and the years ended December 31, 2013 and 2012, respectively and (ii) $0.4 million, $1.1 million, $0.9 million and $1.8 million related to closed locations, consisting of pre-tax losses incurred during closure and post-closure activities, for the three months ended December 31, 2013 and 2012 and the years ended December 31, 2013 and 2012, respectively.

(f)
Represents expense related to the reduction of a tax indemnification asset, with a corresponding increase in income tax benefit, for the year ended December 31, 2012. This indemnification asset corresponds to the long-term liability related to uncertain tax positions for which Wolseley plc had indemnified the Company, which was reduced upon the expiration of the statute of limitations for certain tax periods.

(g)	Represents a gain of $0.2 million for the three months and year ended December 31, 2013 related to the reduction of an earnout liability associated with the TBSG acquisition.
(h)
The tax effect of adjustments to continuing operations, excluding approximately $9.2 million of non-deductible IPO transaction-related costs for the year ended December 31, 2013 and $0.3 million of a non-deductible reduction of a tax indemnification asset for the year ended December 31, 2012, was based on the respective transactions' income tax rate, which was 38.7%, 36.2%, 34.6% and 37.2% for the three months ended December 31, 2013 and 2012 and the years ended December 31, 2013 and 2012, respectively.